Exhibit 99.1

Nkarta Reports Third Quarter 2022 Financial Results and Corporate Highlights

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NKX101 and NKX019 allogeneic cell therapy programs continue to advance following initial clinical data reported in April 2022
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NKX019 Phase 1 clinical trial recently opened dose expansion cohorts
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Next NKX019 clinical update is expected by year-end 2022
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Next NKX101 clinical update is expected in first half of 2023
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Presentations at SITC 2022 on enhanced anti-tumor activity of NKX019 when combined with CD20-targeted monoclonal antibodies in preclinical models, and next-generation commercial-scale NK cell manufacturing using pulsed stimulation of healthy donor source material

SOUTH SAN FRANCISCO, Calif., November 9, 2022 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, today reported financial results for the third quarter ended September 30, 2022.

“The third quarter marked significant progress as we continue to treat patients across our two lead clinical programs,” said Paul J. Hastings, President and CEO of Nkarta. “We recently completed the first cycle of treatment for patients in the NKX019 monotherapy dose escalation cohort and look forward to announcing new clinical data by year-end, including data from responding patients reported in the last update. We’ve also opened enrollment in multiple dose expansion cohorts, where we intend to build on our prior experience with NKX019 in patients with autologous CAR T naïve, relapsed/refractory (r/r) LBCL, while simultaneously investigating activity in patients with LBCL who have previously received autologous CAR T. We will also explore NKX019 in combination with rituximab, regardless of prior CAR T treatment. NKX101 continues to enroll patients in monotherapy dose escalation, and we have updated the timing of NKX101 data in r/r AML to the first half of next year. We are continuing our mission to bring our allogeneic, off-the-shelf cell therapies to patients in outpatient and community oncology settings, enabling convenient multi-cycle treatment and broad access."

Anticipated Clinical Milestones

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Nkarta plans to present additional clinical data from its ongoing Phase 1 clinical trial of NKX019 by year-end 2022 as part of a company-hosted announcement.

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Nkarta plans to present additional clinical data from its ongoing Phase 1 clinical trial of NKX101 in the first half of 2023. Nkarta updated this timing from year-end 2022 in order to collect a more robust and interpretable data set from a heavily pre-treated and heterogenous patient population.
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The data updates for NKX019 and NKX101 are expected to include safety and activity data from patients in the dose escalation cohorts who receive the 3-dose monotherapy treatment at the higher 1.5 billion CAR NK cell dose, durability of response in patients who were in response as of the April 2022 data cut-off, and safety and activity data from patients in the dose escalation cohorts who may have received one or more additional cycles of CAR NK cell therapy, including consolidation therapy.

NKX019 Dose Expansion Cohorts

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Nkarta recently opened enrollment in the dose expansion portion of its Phase 1 clinical trial of NKX019. This dose expansion will investigate for the first time NKX019 as combination therapy with rituximab, an anti-CD20 monoclonal antibody, in patients with r/r non-Hodgkin lymphoma, as well as NKX019 as monotherapy in patients with large B-cell lymphoma (LBCL) who previously received autologous CD19 CAR T therapy. The dose expansion will also further investigate NKX019 as monotherapy in patients with LBCL who have not previously received autologous CD19 CAR T therapy.
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Owing to the recent start of patient enrollment, data from the dose expansion cohorts are not expected to be announced in the NKX019 clinical update planned for 2022.

NKX101 Clinical Data – April 2022

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On April 25, 2022, Nkarta reported preliminary data from its Phase 1 clinical trial evaluating NKX101, an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses NK cells engineered to target NKG2D ligands on cancer cells, as a multi-dose, multi-cycle monotherapy in patients with r/r acute myeloid leukemia (AML) and higher-risk myelodysplastic syndrome (MDS). As of data cut-off on April 21, 2022, 21 patients had been enrolled and dosed.
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Three of five patients with heavily pre-treated AML treated at the higher dose levels in a three-dose regimen achieved a complete response (60% CR) with hematologic recovery, with two of the three responses MRD (measurable residual disease) negative.
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NKX101 was well tolerated. No dose-limiting toxicities were observed. No cytokine release syndrome (CRS), graft-versus-host disease (GvHD), or immune effector cell-associated neurotoxicity syndrome (ICANS) was observed. The most common higher-grade adverse events were myelosuppression and infection, which are common in this patient population following lymphodepletion.

NKX019 Clinical Data – April 2022

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On April 25, 2022, Nkarta reported preliminary data from its Phase 1 clinical trial evaluating NKX019, an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses NK cells engineered to target the B-cell antigen CD19, as a multi-dose, multi-cycle monotherapy in patients with r/r B-cell malignancies. As of data cut-off on April 21, 2022, 13 patients had been enrolled and dosed.
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Three of six patients treated at the higher dose level in a three-dose regimen showed a complete response (50% CR), including one patient with aggressive large B cell lymphoma (LBCL) and one patient with mantle cell lymphoma (MCL).
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NKX019 was well tolerated. No dose-limiting toxicities were observed. No CRS, GvHD, or neurotoxicity (ICANS) was observed. The most common higher-grade adverse events were myelosuppression, which is common in this patient population following lymphodepletion.

SITC 2022

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In November 2022, Nkarta presented preclinical data from its engineered NK cell platform in two posters at the annual meeting of the Society for Immunotherapy of Cancer (SITC).
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Poster #902, “NKX019, an Off-the-Shelf CD19 CAR-NK Cell, Mediates Improved Anti-Tumor Activity and Persistence in Combination with CD20-Directed Therapeutic mAbs,” presents preclinical data on the improved anti-tumor activity demonstrated by the combination of NKX019 and a CD20-directed monoclonal antibody (mAb). This combination showed superior tumor cell killing compared to that of NKX019 and either mAb alone. Each agent was capable of direct killing of tumor cells, and when combined they further acted through ADCC, or antibody dependent cellular cytotoxicity. ADCC is a mechanism of immune defense whereby immune cells such as NK cells can recognize and kill tumor cells whose surface antigens are coated with antibodies. ADCC is one of several mechanisms by which NK cells are known to kill tumor cells.
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Poster #381, “Large-Scale Expansion and Engineering of Human NK Cells Sourced from Peripheral Blood Versus Umbilical Cord Blood,” presents data on the use of Nkarta’s proprietary NKSTIM cell line to expand NK cells in support of potential large-scale commercial production of therapeutic CAR NK cells. NK cells derived from the healthy-donor peripheral blood were expanded over 250 billion-fold while maintaining chromosomal integrity and potency against multiple tumor cell models, and compared favorably to NK cells derived from cord blood. Cell populations capable of superior expansion and native potency could be identified in adult donor-derived NK cells, allowing the potential selection of optimal donors and cell populations for enhanced CAR NK cell production.

Other Corporate Highlights

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In August 2022, Nkarta signed amended lease agreements for its future cell therapy manufacturing facility and company headquarters and for its existing facilities. The amendments provide for approximately $15 million of additional tenant improvement allowances for the future facility, increase the rent for the future facility, and increase the rent and term of the lease for some of Nkarta’s existing facilities. These allowances are in addition to the tenant improvement allowances of $25.2 million included in the original lease agreement for the future facility. Nkarta’s facilities are located in South San Francisco, California.

Third Quarter 2022 and Recent Financial Highlights

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Cash and Cash Equivalents: As of September 30, 2022, Nkarta had cash, cash equivalents, restricted cash, and short-term investments of $395.1 million.
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R&D Expenses: Research and development (R&D) expenses were $23.4 million for the third quarter of 2022. Non-cash stock-based compensation expense included in R&D expense was $1.9 million for the third quarter of 2022.
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G&A Expenses: General and administrative (G&A) expenses were $6.8 million for the third quarter of 2022. Non-cash stock-based compensation expense included in G&A expense was $2.4 million for the third quarter of 2022.
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Net Loss: Net loss was $28.3 million, or $0.58 per basic and diluted share, for the third quarter of 2022. This net loss includes non-cash charges of $5.9 million that consisted primarily of share-based compensation of $4.4 million.

Financial Guidance

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Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into 2025.

About NKX101
NKX101 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy donors. It is engineered with a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. NKX101 is also engineered with membrane-bound form of interleukin-15 (IL15) for greater persistence and activity without exogenous cytokine support. To learn more about the NKX101 clinical trial in adults with AML or MDS, please visit ClinicalTrials.gov.

About NKX019
NKX019 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed CAR for enhanced tumor cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal and malignant B cells, and it is a validated target for B cell cancer therapies. To learn more about the NKX019 clinical trial in adults with advanced B cell malignancies, please visit ClinicalTrials.gov.

About Nkarta
Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for cancer patients. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep anti-tumor activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would,” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s ability to advance its NKX101 and NKX019 clinical programs as planned; the anti-tumor activity, tolerability, and accessibility of Nkarta’s product candidates, including NKX101 and NKX019; the timing of release of additional NKX019 and NKX101 clinical trial data and the nature of the data to be released; the anti-tumor activity and safety profile of NKX019 and NKX101; and Nkarta’s expected cash runway. Interim clinical data reported in this press release were reported on April 25, 2022, and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more data on existing patients become available.

Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its two lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials, and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; the availability of components and supplies necessary for the conduct of our clinical trials; and

risks relating to the impact on Nkarta’s business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 11, 2022, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Operating expenses
Research and development	$23,435	$16,616	$64,053	$46,111
General and administrative	6,827	5,812	19,919	17,431
Total operating expenses	30,262	22,428	83,972	63,542
Loss from operations	(30,262)	(22,428)	(83,972)	(63,542)
Other income (expense), net:
Interest income	1,900	81	2,698	295
Other income (expense), net	17	(6)	19	(14)
Total other income, net	1,917	75	2,717	281
Net loss	$(28,345)	$(22,353)	$(81,255)	$(63,261)

Net loss per share, basic and diluted	$(0.58)	$(0.68)	$(1.94)	$(1.93)
Weighted average shares used to compute net loss per share, basic and diluted	48,630,328	32,902,723	41,878,716	32,823,829

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Cash, cash equivalents, restricted cash and short-term investments	$395,099	$240,186
Property and equipment, net	30,248	12,856
Operating lease right-of-use assets	67,971	11,678
Other assets	10,481	9,183
Total assets	$503,799	$273,903
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$21,068	$10,477
Operating lease liabilities	83,467	12,459
Total liabilities	104,535	22,936
Stockholders’ equity	399,264	250,967
Total liabilities and stockholders’ equity	$503,799	$273,903

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com